EXHIBIT 99.1

www.firstnationalbankshares.com

FOR IMMEDIATE RELEASE

DATE:	January 2, 2004
CONTACT:	Clay W. Cone
Vice President, Director of
Corporate Communications
239-436-1676

FIRST NATIONAL BANKSHARES OF FLORIDA COMPLETES SPIN-OFF
FROM F.N.B. CORPORATION; SHARES OF NEW COMPANY COMMENCE
REGULAR WAY TRADING ON NEW YORK STOCK EXCHANGE TODAY

NAPLES, FL, January 2 — First National Bankshares of Florida, Inc. (NYSE: FLB), the former Florida operations of F.N.B. Corporation (NYSE: FNB), announced completion of its spin-off from F.N.B. and the commencement of regular way trading of its common shares on the New York Stock Exchange starting today. The completion of the spin-off marks the official debut of First National Bankshares as a publicly traded company.

“We are extremely pleased to make our successful debut as a publicly traded, financial services provider,” said Gary L. Tice, Chairman and Chief Executive Officer of First National Bankshares of Florida. “Our mission will be to expand in the Florida market, which we believe is one of the most attractive banking markets in the entire country. We look forward to a rewarding future with our customers, employees and shareholders.”

Headquartered in Naples, Florida, First National Bankshares of Florida has approximately $3.8 billion in total assets and 59 full-service financial centers located throughout Southwest and Central Florida. In addition to traditional community banking, the company provides a full line of insurance, investments and wealth management services.

The company will focus on expanding in the high growth Florida market and will be well-positioned for success in one of the country’s most attractive areas. Reflecting this focus on growth, the company’s dividend payout ratio is expected to be around 25% to 30%.

First National Bankshares of Florida will be led by Gary L. Tice, as Chairman and Chief Executive Officer. Tice, formerly the President and CEO of F.N.B. Corporation, has been involved in Florida banking since 1977 and has organized several successful community banks in this market. Kevin C. Hale will serve as President and Chief Operating Officer and Robert T. Reichert has been appointed as Chief Financial Officer and Treasurer.

Other members of the company’s senior leadership team include Garrett S. Richter, President and Chief Executive Officer of the banking subsidiary First National Bank of Florida; Rick Bouchard, Chief Executive Officer of Roger Bouchard Insurance Inc.; and Michael Morris, President and CEO of First National Wealth Management Company.

Additional copies of this news release may be requested by contacting the First National Bankshares Corporate Communications Department at 1-800-262-7600, extension 1676.

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Except for historical information contained herein, the statements made in this release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding each company’s strategic direction, prospects and future results. Certain factors, including those outside either company’s control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the companies operate; risks associated with acquisitions, competition, seasonality and the other risks discussed in our recent filings with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.